FREE WRITING PROSPECTUS
$755,823,000 (Approximate Offered Certificates)
C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2 February 20, 2007
Securitized Asset Backed Receivables LLC Trust 2007-CB2

Securitized Asset Backed Receivables LLC (Depositor) Credit-Based Asset Servicing and Securitization LLC (Sponsor) Litton Loan Servicing LP (Servicer)

All terms and statements are subject to change.

IMPORTANT NOTICE REGARDING THE CONDITIONS

FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued.  In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.  If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll -free 1-888-227-2275 ext. 2663.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

COMPUTATIONAL MATERIALS FOR

C-BASS 2007-CB2

C-BASS Mortgage Loan Asset-Backed Certificates,

Series 2007-CB2

Approximate Total Offered Certificates: $755,823,000(1)

Credit-Based Asset Servicing and Securitization LLC

Seller

Litton Loan Servicing LP

Servicer

Securitized Asset Backed Receivables LLC

Depositor

	Principal	WAL (Years)	Payment Window	Expected Rating	Assumed Final	Certificate
Class(2,3,4,7)	Balance ($)(1)	Call/Mat (5)	(Mths) Call/Mat(5)	(Moody’s/S&P/Fitch/DBRS)	Distribution Date(6)	Type(3)
A2-A	328,732,000	0.90 / 0.90	1 - 22 / 1 - 22	Aaa/AAA/AAA/AAA	February 2037	Fixed Rate Senior Seq
A2-B	38,231,000	2.00 / 2.00	22 - 26 / 22 - 26	Aaa/AAA/AAA/AAA	February 2037	Fixed Rate Senior Seq
A2-C	121,034,000	3.00 / 3.00	26 - 59 / 26 - 59	Aaa/AAA/AAA/AAA	February 2037	Fixed Rate Senior Seq
A2-D	50,405,000	6.38 / 8.91	59 - 85 / 59 - 197	Aaa/AAA/AAA/AAA	February 2037	Fixed Rate Senior Seq
A2-E	59,822,000	6.30 / 7.01	46 - 85 / 46 - 195	Aaa/AAA/AAA/AAA	February 2037	Fixed Rate Senior NAS
M-1	30,504,000	3.57 / 3.57	41 - 45 / 41 - 45	Aa1/AA+/AA+/AA (high)	February 2037	Floating Rate Mezzanine
M-2	28,978,000	4.84 / 4.84	45 - 79 / 45 - 79	Aa2/AA+/AA+/AA (high)	February 2037	Floating Rate Mezzanine
M-3	18,302,000	7.03 / 9.25	79 - 85 / 79 - 163	Aa3/AA/AA/AA	February 2037	Floating Rate Mezzanine
M-4	14,743,000	4.77 / 5.26	40 - 85 / 40 - 144	A1/AA/AA-/AA (low)	February 2037	Floating Rate Mezzanine
M-5	15,251,000	4.76 / 5.22	39 - 85 / 39 - 139	A2/AA-/A+/A (high)	February 2037	Floating Rate Mezzanine
M-6	14,235,000	4.74 / 5.17	39 - 85 / 39 - 133	A3/A+/A/A	February 2037	Floating Rate Mezzanine
B-1	13,218,000	4.73 / 5.12	38 - 85 / 38 - 126	Baa1/A/A-/A (low)	February 2037	Floating Rate Subordinate
B-2	12,201,000	4.71 / 5.05	38 - 85 / 38 - 119	Baa2/A-/BBB+/BBB (high)	February 2037	Floating Rate Subordinate
B-3	10,167,000	4.71 / 4.98	38 - 85 / 38 - 110	Baa3/BBB/BBB/BBB	February 2037	Floating Rate Subordinate
Not Offered Hereby
A1	220,801,000	N/A		Aaa/AAA/AAA/AAA	February 2037	Floating Rate Senior Seq
B-4	10,167,000	N/A		Ba1/BBB-/BBB-/BBB (low)	February 2037	Fixed Rate Subordinate
Total:	986,791,000

(1)  The approximate size is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)  The Offered Certificates will be priced to the Optional Termination Date.  The Floating Rate Certificates will settle flat. The Fixed Rate Certificates will settle with accrued interest, beginning on February 1, 2007.

(3)  The pass-through rate on the Fixed Rate Certificates will be a fixed rate which will increase by 0.50% on the first Distribution Date after the first possible Optional Termination Date.  The certificate margin on the Class A1 Certificates will equal 2 times its original applicable margin on each Distribution Date after the first possible Optional Termination Date.  The certificate margin on each class of the Mezzanine Certificates and the Subordinate Certificates (except the Class B-4 Certificates) will equal 1.5 times its original certificate margin on each Distribution Date after the first possible Optional Termination Date.

(4)  The Certificates will be subject to the applicable rate cap as described herein.

(5)  The Certificates will be priced at 23 HEP for the fixed rate collateral, which assumes 2.3% in month 1, building linearly to 23% in month 10 and remaining constant thereafter.  The Certificates will be priced at 100% PPC for the adjustable rate collateral, which assumes 2% CPR in month 1, building linearly to 30% CPR in month 12, remaining at 30% CPR through month 22, 50% CPR from month 23 to month 27, and 35% CPR in month 28 and thereafter; provided, however, that the prepayment rate will not exceed 95% CPR in any period for any given percentage of Pricing Prepayment Speed).  Assumes 10% optional termination occurs.

(6)  Latest maturity date for any mortgage loan with a thirty year legal term to maturity, plus one month.

(7)  The Class A1and Class B-4 Certificates will not be offered hereby.  Information presented herein for the Class A1and Class B-4 Certificates is solely to assist purchasers of the Offered Certificates.

Title of Certificates

C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2, consisting of:

(i)  The Class A1 Certificates (the “Group 1 Senior Certificates”).

(ii)  The Class A2-A, Class A2-B, Class A2-C, Class A2-D and Class A2-E Certificates (the “Group 2 Senior Certificates” and collectively with the Group 1 Senior Certificates, the “Class A Certificates” or “Senior Certificates”).

(iii)  The Class M-1, Class M-2 and Class M-3 Certificates (the “AA Mezzanine Certificates”).  The AA Mezzanine Certificates and the Class M-4, Class M-5 and Class M-6 Certificates are collectively referred to as the “Mezzanine Certificates”.

(iv)  The Class B-1, Class B-2, Class B-3 and Class B-4 Certificates (the “Subordinate Certificates”).

(v)  The Group 2 Senior Certificates, the Mezzanine Certificates, the Class B-1, the Class B-2 and the Class B-3 Certificates are collectively known as the “Offered Certificates”.

(vi)  The Class A2-A, Class A2-B, Class A2-C, Class A2-D, Class A2-E and Class B-4 Certificates are collectively known as the “Fixed Rate Certificates”.

(vii)  The Class A1, Mezzanine and Subordinate Certificates (except the Class B-4 Certificates) are known as the “Floating Rate Certificates”.

(viii)  The Class CE-1, Class CE-2, Class P, Class R and Class R-X Certificates.

Lead Manager	Barclays Capital Inc.
Co-Managers	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc.

Depositor	Securitized Asset Backed Receivables LLC
Seller	Credit-Based Asset Servicing and Securitization LLC (“C-BASS”)
Servicer	Litton Loan Servicing LP, a subsidiary of the Seller
Trustee	LaSalle Bank National Association
Custodian	The Bank of New York
Significant Originators (+10%)

HSBC Consumer Lending (USA) Inc. (20.60%), New Century Mortgage Corporation (18.62%), The CIT Group/Consumer Finance Inc. (17.23%) and Sebring Capital Corp. (10.03%).  No other originator has originated more than 10% of the Mortgage Loans.

Swap Provider	[TBD]. The Swap Provider will be rated at least “A2” by Moody’s, “A” by S&P and “A” by Fitch.
Cut-Off Date	February 1, 2007
Pricing Date	The week of February 20, 2007
Closing Date	On or about February [28], 2007
Distribution Dates

Distribution of principal and interest on the Certificates will be made on the 25th day of each month or, if such day is not a business day, on the first business day thereafter, commencing in March 2007.

Payment Delay	With respect to the Fixed Rate Certificates, 24 days. With respect to the Floating Rate Certificates, 0 days.
Day Count	With respect to the Fixed Rate Certificates, 30/360. With respect to the Floating Rate Certificates, Actual/360.
ERISA Considerations	The Offered Certificates are expected to be ERISA eligible, provided the investors meet the requirements of certain investor-based or statutory exemptions as described in the prospectus supplement.
Legal Investment	The Offered Certificates will not constitute “mortgage-related securities” for SMMEA purposes.
Tax Status

For federal income tax purposes, the Trust Fund will include two or more segregated asset pools, with respect to which elections will be made to treat each as a “real estate mortgage investment conduit” (“REMIC”).

Optional Termination Date	Any Distribution Date on which the aggregate principal balance of the Mortgage Loans is 10% or less than the aggregate Cut-Off Date principal balance of the Mortgage Loans.
Monthly Servicer Advances

The Servicer is required to advance at least one business day prior to each Distribution Date scheduled principal and interest payments (net of the Servicing Fee) that were due during the related collection period that are not received by the related determination date unless it deems such advance to be non-recoverable.  The Servicer will make limited advances on delinquent balloon mortgage loans.  The Servicer will not make any principal advances on REO properties and is not required to make any principal advances with respect to second lien mortgage loans.  The Servicer is not obligated to make any advance with respect to a reduction in the monthly payment due to bankruptcy proceedings or the application of the Servicemembers Civil Relief Act, as amended, (the “Relief Act”) or similar state laws.

Mortgage Loans

The Mortgage Loans consist of conforming and non-conforming, fixed rate and adjustable rate, conventional closed-end Mortgage Loans with a current aggregate principal balance of approximately $1,016,791,554, secured by 1st and 2nd lien, level pay and balloon mortgages on primarily 1-4 family properties and will be serviced by Litton Loan Servicing LP.

The Mortgage Loans will be divided into two groups:

-  Group 1 Mortgage Loans will consist of approximately 1,650 fixed rate and adjustable rate Mortgage Loans with an aggregate principal balance of approximately $274,117,027 and with principal balances at origination that conform to principal balance limits of Freddie Mac.

-  Group 2 Mortgage Loans will consist of approximately 4,198 fixed rate and adjustable rate Mortgage Loans with an aggregate principal balance of approximately $742,674,526 and with principal balances at origination that may or may not conform to principal balance limits of Fannie Mae and Freddie Mac.

The collateral information presented in this term sheet regarding the Mortgage Loans is as of February 1, 2007. Please see collateral tables herein for additional information.

Administrative Fees

The servicing fee will be 50 bps per annum (payable monthly) on the stated principal balance of the Mortgage Loans.  For so long as Litton Loan Servicing LP is servicing the Mortgage Loans, 15 bps per annum (payable monthly) will be paid to Litton Loan Servicing LP and 35 bps per annum will be paid to the holder of the Class CE-2 Certificates.

The Trustee will be paid fees aggregating no more than 0.0050% per annum (payable monthly) on the stated principal balance of the Mortgage Loans.

Credit Enhancements	1. Excess Interest 2. Over-Collateralization 3. Subordination
Excess Interest	Excess interest cashflow will be available as credit enhancement.
Over-Collateralization Amount

On any Distribution Date, the over-collateralization amount (the “O/C Amount”) will equal the excess, if any, of (x) the aggregate principal balance of the Mortgage Loans as of the last day of the related collection period over (y) the aggregate certificate principal balance of all classes of Senior, Mezzanine and Subordinate Certificates (after taking into account all distributions of principal on such Distribution Date).  On the Closing Date, the O/C Amount will equal approximately 2.95% of the aggregate principal balance of the Mortgage Loans.  To the extent the O/C Amount is reduced below the O/C Target Amount, excess cashflow will be directed to build O/C until the O/C Target Amount is restored.

Initial O/C Target:  Approximately 2.95% of Cut-Off Date balance

O/C Target:  Initial O/C Target before stepdown and the lesser of the Initial O/C Target and approximately 5.90% of current balance after stepdown.

Class Size and Initial Subordination	Classes Class A Class M-1 Class M-2 Class M-3 Class M-4 Class M-5 Class M-6 Class B-1 Class B-2 Class B-3 Class B-4	Class Size (%) 80.55 3.00 2.85 1.80 1.45 1.50 1.40 1.30 1.20 1.00 1.00	Initial Subordination (%)[1] 19.45 16.45 13.60 11.80 10.35 8.85 7.45 6.15 4.95 3.95 2.95
[1]The subordination includes the Initial O/C Target Amount.

Interest Accrual

Interest will accrue on the Certificates at the applicable Pass-Through Rate.

Interest on the Floating Rate Certificates will accrue initially from the Closing Date to (but excluding) the first Distribution Date, and thereafter, from the prior Distribution Date to (but excluding) the applicable Distribution Date on an Actual/360 basis.

Interest on the Fixed Rate Certificates will accrue from and including the first day of the calendar month preceding the applicable Distribution Date up to and including the last day of such month, on a 30/360 basis.

Realized Losses

Losses resulting from the liquidation of defaulted mortgage loans will first be applied to excess interest, if any, and will then reduce the level of the O/C Amount.  If there is no excess interest and no O/C Amount, such losses will be allocated to the Mezzanine Certificates and the Subordinate Certificates in reverse order of seniority as follows: Class B-4, Class B-3, Class B-2, Class B-1, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, until each certificate balance is reduced to zero.  Realized Losses will not be allocated to the Senior Certificates.

Special Hazard Losses

Special Hazard Losses are generally Realized Losses that result from direct physical damage to mortgaged properties caused by natural disasters and other hazards (i) which are not covered by hazard insurance policies (such as earthquakes) and (ii) for which claims have been submitted and rejected by the related hazard insurer and any shortfall in insurance proceeds for partial damage due to the application of the co-insurance clauses contained in hazard insurance policies.  Special Hazard Losses will be allocated as described above, except that if the aggregate amount of such losses, as of any date of determination, exceeds the greatest of (i) 1.00% of the principal balance of the Mortgage Loans as of the Cut-Off Date, (ii) two times the amount of the principal balance of the largest Mortgage Loan and (iii) an amount equal to the aggregate principal balances of the Mortgage Loans in the largest zip-code concentration in the State of California, such excess losses will be allocated among all the outstanding classes (other than the Senior Certificates), pro-rata, based on their respective Certificate Principal Balances.

Prepayment Interest Shortfall

With respect to any Distribution Date, for each mortgage loan that was the subject of a principal prepayment in full during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month immediately preceding such Distribution Date an amount equal to the interest at the mortgage interest rate for such mortgage loan (the “Mortgage Interest Rate”) (net of the related Administrative Fees) on the amount of any principal prepayment in full for the number of days commencing on the date on which the principal prepayment is applied and ending on the last day of the calendar month immediately preceding such Distribution Date.  The Servicer will cover Prepayment Interest Shortfalls on mortgage loans to the extent that this amount does not exceed one-half of the Servicing Fee for such Distribution Date.  However, the Servicer will not cover interest shortfalls due to application of the Relief Act or principal prepayments in part.

With respect to any Distribution Date, the Servicer will have the right to retain as prepayment interest excess for each Mortgage Loan that was the subject of a principal prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the last day of the related Prepayment Period, an amount equal to interest at the applicable Mortgage Interest Rate (net of the related Administrative Fees) on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such principal prepayment is so applied.

Prepayment Period

With respect to any Distribution Date, the period commencing on the 16th day of the calendar month preceding the calendar month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from February 1, 2007) and ending on the 15th day of the calendar month in which the related Distribution Date occurs.

Pass-Through Rates

On each Distribution Date prior to and including the Optional Termination Date, the Pass-Through Rate for the Certificates is as follows:

The Pass-Through Rate for the Floating Rate Certificates for any Distribution Date will be the lesser of:

(i)  the sum of (x) one-month LIBOR as determined for the related period and (y) the related certificate margin for the applicable class, and

(ii)  the applicable Net WAC Cap and Maximum Rate Cap for such Distribution Date.

The Pass-Through Rate for the Fixed Rate Certificates for any Distribution Date will be the lesser of:

(i)  the certificate coupon for such Distribution Date, and

(ii)  the applicable Net WAC Cap for such Distribution Date.

On each Distribution Date after the first possible Optional Termination Date, the certificate margin for the Class A1 Certificates will be equal to 2 times its respective initial margin and for the Mezzanine and Subordinate Certificates (except the Class B-4 Certificates), the related certificate margins will be 1.5 times their respective initial margins.

On the Distribution Date after the Optional Termination Date, the coupon on each Fixed Rate Certificate will increase by 0.50% per annum.

Interest Rate Swap Agreement

On the Closing Date, the Supplemental Interest Trust Trustee on behalf of the supplemental interest trust (the “Supplemental Interest Trust”) will enter into an Interest Rate Swap Agreement with a notional amount equal to, on each Distribution Date, the “Swap Notional Amount.” On or before each Distribution Date commencing with the Distribution Date in March 2007 and ending with the Distribution Date in May 2011 the Supplemental Interest Trust shall be obligated to pay to the Swap Provider a fixed amount for that Distribution Date, equal to the product of (x) a fixed rate equal to [5.1220]% per annum, (y) the Swap Notional Amount for that Distribution Date and (z) a fraction, the numerator of which is 30 (or, for the first Distribution Date, the number of days elapsed from and including the effective date (as defined in the Interest Rate Swap Agreement) to but excluding the first Distribution Date, determined on a 30/360 basis) and the denominator of which is 360, and the Swap Provider will be obligated to pay to the Supplemental Interest Trust a floating amount for that Distribution Date, equal to the product of (x) One-Month LIBOR, as determined pursuant to the Interest Rate Swap Agreement, for the related calculation period (as defined in the Interest Rate Swap Agreement), (y) the Swap Notional Amount for that Distribution Date, and (z) a fraction, the numerator of which is equal to the actual number of days in the related calculation period and the denominator of which is 360, until the Interest Rate Swap Agreement is terminated.  Only the net amount of the two obligations will be paid by the appropriate party (the “Net Swap Payment”).  See the attached schedule for the Swap Notional Amount for each Distribution Date.

Generally, the Net Swap Payment will be deposited into a swap account (the “Swap Account”) by the Supplemental Interest Trust Trustee pursuant to the Pooling and Servicing Agreement and amounts on deposit in the Swap Account will be distributed as described below under “Supplemental Interest Trust Distributions” and in accordance with the terms set forth in the Pooling and Servicing Agreement.  The Swap Account will be part of the Supplemental Interest Trust but not an asset of any REMIC.

Upon early termination of the Interest Rate Swap Agreement, the Supplemental Interest Trust or the Swap Provider may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the Supplemental Interest Trust is required to make a Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full generally, prior to distributions to certificateholders.

In the event that the Supplemental Interest Trust receives a Swap Termination Payment, and a successor Swap Provider cannot be obtained, then such Swap Termination Payment will be deposited into a reserve account and the Supplemental Interest Trust Trustee, on each subsequent Distribution Date, will withdraw the amount of any Net Swap Payment due to the Supplemental Interest Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and administer such Net Swap Payment in accordance with the terms of the Pooling and Servicing Agreement.

A “Defaulted Swap Termination Payment” means any payment required to be made by the Supplemental Interest Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an event of default under the Interest Rate Swap Agreement with respect to which the Swap Provider is the defaulting party or a termination event (including a downgrade termination event) under that agreement (other than illegality or a tax event) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

Net Maximum Mortgage Interest Rate

The Net Maximum Mortgage Interest Rate for each Mortgage Loan is (a) (i) in the case of the adjustable rate Mortgage Loans, the applicable maximum mortgage interest rate specified in the related mortgage note and (ii) in the case of the fixed rate Mortgage Loans, the applicable mortgage interest rate specified in the related mortgage note less (b) the sum of the applicable Administrative Fees.

Group 1 Net Maximum WAC

The average of the Net Maximum Mortgage Interest Rates for the Group 1 Mortgage Loans, weighted on the basis of the principal balances of the Group 1 Mortgage Loans as of the first day of the related collection period.

Group 1 Maximum Rate Cap

The Group 1 Maximum Rate Cap for any Distribution Date will be a per annum rate (expressed on the basis of an assumed 360-day year and the actual number of days elapsed during the related accrual period) equal to (i) the Group 1 Net Maximum WAC plus (ii) 12 times the quotient of (a) the pro-rata share of the Net Swap Payment and Swap Termination Payment, if any, made to the Trust (other than a Defaulted Swap Termination Payment) and (b) the aggregate principal balance of the Group 1 Mortgage Loans as of the first day of the related collection period. Any interest shortfall due to the Group 1 Maximum Rate Cap will not be reimbursed.

Group 1 Net WAC Cap

The “Group 1 Net WAC Cap” for any Distribution Date will be a per annum rate equal to 12 times the quotient of (x) the total scheduled interest on the Group 1 Mortgage Loans for the related Interest Accrual period, net of Administrative Fees, less the pro-rata share of the Net Swap Payment and Swap Termination Payment (other than a Defaulted Swap Termination Payment), if any, made to the Swap Provider and (y) the aggregate stated principal balance of the Group 1 Mortgage Loans as of the first day of the related collection period, expressed on the basis of an assumed 360-day year and the actual number of days elapsed during the related Interest Accrual period.

Group 2 Net Maximum WAC

The average of the Net Maximum Mortgage Interest Rates for the Group 2 Mortgage Loans, weighted on the basis of the principal balances of the Group 2 Mortgage Loans as of the first day of the related collection period.

Group 2 Maximum Rate Cap

The Group 2 Maximum Rate Cap for any Distribution Date will be a per annum rate equal to (i) the Group 2 Net Maximum WAC plus (ii) 12 times the quotient of (a) the pro-rata share of the Net Swap Payment and Swap Termination Payment, if any, made to the Trust (other than a Defaulted Swap Termination Payment) and (b) the aggregate principal balance of the Group 2 Mortgage Loans as of the first day of the related collection period. Any interest shortfall due to the Group 2 Maximum Rate Cap will not be reimbursed.

Group 2 Net WAC Cap

The “Group 2 Net WAC Cap” for any Distribution Date will be a per annum rate equal to 12 times the quotient of (x) the total scheduled interest on the Group 2 Mortgage Loans for the related Interest Accrual period, net of Administrative Fees, less the pro-rata share of the Net Swap Payment and Swap Termination Payment (other than a Defaulted Swap Termination Payment), if any, made to the Swap Provider and (y) the aggregate stated principal balance of the Group 2 Mortgage Loans as of the first day of the related collection period, expressed on the basis of an assumed 360-day year consisting of twelve 30-day months.

Subordinate Maximum Rate Cap

The “Subordinate Maximum Rate Cap”, with respect to the Mezzanine and Subordinate Certificates, for any Distribution Date will be a per annum rate equal to the weighted average of the Group 1 Maximum Rate Cap and the Group 2 Maximum Rate Cap based on (a) the excess of the aggregate principal balance of the Group 1 Mortgage Loans over the aggregate principal balance of the Group 1 Senior Certificates and (b) the excess of the aggregate principal balance of the Group 2 Mortgage Loans over the aggregate principal balance of the Group 2 Senior Certificates (expressed, for the Mezzanine Certificates and Subordinate Certificates other than the Class B-4 Certificates, on the basis of an assumed 360-day year and the actual number of days elapsed during the related accrual period, or in the case of the Class B-4 certificates, expressed on the basis of an assumed 360-day year and twelve 30-day months). Any interest shortfall due to the Subordinate Maximum Rate Cap will not be reimbursed.

Subordinate Net WAC Cap

The “Subordinate Net WAC Cap”, with respect to the Mezzanine and Subordinate Certificates, for any Distribution Date will be a per annum rate equal to the weighted average of the Group 1 Net WAC Cap and the Group 2 Net WAC Cap based on (a) the excess of the aggregate principal balance of the Group 1 Mortgage Loans over the aggregate principal balance of the Group 1 Senior Certificates and (b) the excess of the aggregate principal balance of the Group 2 Mortgage Loans over the aggregate principal balance of the Group 2 Senior Certificates (expressed, for the Mezzanine Certificates and Subordinate Certificates other than the Class B-4 Certificates, on the basis of an assumed 360-day year and the actual number of days elapsed during the related accrual period, or in the case of the Class B-4 certificates, expressed on the basis of an assumed 360-day year and twelve 30-day months).

Shortfall Reimbursement

If on any Distribution Date the pass-through rate on any class of Certificates is limited by the related Net WAC Cap, the amount of such interest that would have been distributed if the pass-through rate on the related class of Certificates had not been so limited by the related Net WAC Cap, up to but not exceeding the related Maximum Rate Cap, and the aggregate of such shortfalls from previous Distribution Dates together with accrued interest at the related pass-through rate (not limited by the applicable Net WAC Cap) will be carried over to the next Distribution Date until paid (herein referred to as “Carryover”).  Such reimbursement will be paid only on a subordinated basis.  No Carryover will be paid with respect to a class of Certificates once its principal balance has been reduced to zero.

Class A2-E Lockout Distribution Amount

For any Distribution Date, the product of (x) the Class A2-E Lockout Distribution Percentage (as set forth in the underlying table) for that Distribution Date and (y) the Class A2-E Pro Rata Distribution Amount for that Distribution Date. In no event shall the Class A2-E Lockout Distribution Amount for a Distribution Date exceed the principal distribution amount for the Group 2 Senior Certificates for that Distribution Date or the certificate principal balance of the Class A2-E

Certificates immediately prior to that Distribution Date.

Class A2-E Lockout Distribution Percentage	For a Distribution Date in any period listed in the table below, the applicable percentage listed opposite such period:
	Distribution Dates		Lockout Percentage
	March 2007 through and including February 2010		0%
	March 2010 through and including February 2012		45%
	March 2012 through and including February 2013		80%
	March 2013 through and including February 2014		100%
	March 2014 and thereafter		300%

Class A2-E Pro Rata Distribution Amount

For any Distribution Date, an amount equal to the product of (x) a fraction, the numerator of which is the certificate principal balance of the Class A2-E Certificates immediately prior to that Distribution Date and the denominator of which is the aggregate certificate principal balance of the Group 2 Senior Certificates immediately prior to that Distribution Date and (y) the senior principal distribution amount for the Group 2 Senior Certificates for that Distribution Date.

Cashflow Priority

Interest received or advanced on each Distribution Date will be allocated in the following priority:

A.  Interest  received or advanced with respect to the Group 1 Mortgage Loans will be distributed as follows:

(i)  Repayment of any unreimbursed Servicer advances;

(ii)  Administrative fees;

(iii)  To the Supplemental Interest Trust, pro-rata share of any Net Swap Payments, if any, owed to the Swap Provider;

(iv)  To the Supplemental Interest Trust, pro-rata share of any Swap Termination Payment owed to the Swap Provider (other than a Defaulted Swap Termination Payment);

(v)  To the Group 1 Senior Certificates, related monthly interest and unpaid monthly interest; and the remaining amount pursuant to clause C below.

B.  Interest  received or advanced with respect to the Group 2 Mortgage Loans will be distributed as follows:

(i)  Repayment of any unreimbursed Servicer advances;

(ii)  Administrative fees;

(iii)  To the Supplemental Interest Trust, pro-rata share of any Net Swap Payments, if any, owed to the Swap Provider;

(iv)  To the Supplemental Interest Trust, pro-rata share of any Swap Termination Payment owed to the Swap Provider (other than a Defaulted Swap Termination Payment);

(v)  Concurrently, to the Group 2 Senior Certificates, pro-rata, related monthly interest and unpaid monthly interest; and the remaining amount pursuant to clause C below.

C.  Remaining interest  received or advanced with respect to the Group 1 Mortgage Loans and Group 2 Mortgage Loans will be distributed as follows:

(i)  Concurrently, to the Senior Certificates, the related monthly interest and unpaid monthly interest to the extent not paid pursuant to clauses A and B on the applicable Distribution Date, allocated on a pro-rata basis based on the amount that would have been distributed to each class in the absence of such shortfall;

(ii)  Sequentially, to each class of Mezzanine Certificates in numerical order, the related monthly interest; and

(iii)  Sequentially, to each class of Subordinate Certificates in numerical order, the related monthly interest.

On any Distribution Date, interest remaining after distributions made above plus any overcollateralization release amount for such Distribution Date (together, the “Excess Cashflow”) will be distributed as follows:

(i)  To pay any principal on the Certificates then entitled to distributions of principal, in accordance with the principal payment provisions described herein, in an amount necessary to maintain the applicable Target Overcollateralization Amount;

(ii)  Sequentially, to the Mezzanine Certificates in numerical order, the related monthly interest, unpaid monthly interest and realized losses;

(iii)  Sequentially, to the Subordinate Certificates in numerical order, the related monthly interest, unpaid monthly interest and realized losses;

(iv)  Payment of Carryover concurrently to the Senior Certificates in proportion to their respective Carryover amounts;

(v)  Sequentially, payment of Carryover to the Mezzanine Certificates in numerical order;

(vi)  Sequentially, payment of Carryover to the Subordinate Certificates in numerical order;

(vii)  To the Supplemental Interest Trust, any Defaulted Swap Termination Payment owed to the Swap Provider;

(viii)  Remaining amounts will be paid in accordance with the Pooling and Servicing Agreement and will not be available for payment to holders of the Senior, Mezzanine or Subordinate Certificates.

Principal Paydown

Principal received or advanced on each Distribution Date will be allocated to the Supplemental Interest Trust first, to pay any remaining Net Swap Payments owed to the Swap Provider and second, to pay any remaining Swap Termination Payment owed to the Swap Provider (other than a Defaulted Swap Termination Payment), to the extent not already paid as described in “Cashflow Priority” above).

The Subordinate Class Principal Class Principal Distribution Test is met if:

On any Distribution Date, interest remaining after distributions made above plus any overcollateralization release amount for such Distribution Date (together, the “Excess Cashflow”) will be distributed as follows:

i)  The Stepdown Date has occurred; and

ii)  A Trigger Event does not exist.

If the Subordinate Class Principal Class Principal Distribution Test is not met:

All Certificates will be entitled to receive payments of principal, in the following order of priority:

A.  Principal  received or advanced with respect to the Group 1 Mortgage Loans will be distributed as follows:

(i)  First to the Group 1 Senior Certificates until its certificate balance is reduced to zero; and

(ii)  Second, after taking into account the principal amount distributed to the Group 2 Senior Certificates on such Distribution Date, to the Group 2 Senior Certificates, pursuant to the clause B (i) below.

B.  Principal  received or advanced with respect to the Group 2 Mortgage Loans will be distributed as follows:

(i)  First, sequentially to the Class A2-E Certificates (up to the Class A2-E Lockout Distribution Amount), then to Class A2-A, Class A2-B, Class A2-C, Class A2-D and Class A2-E Certificates, in that order, until their certificate principal balances are reduced to zero (notwithstanding the foregoing, if the aggregate certificate principal of the Senior Certificates exceeds the aggregate principal balance of the Mortgage Loans, principal distributions will be allocated concurrently, pro-rata, to the Class A2-A, Class A2-B, Class A2-C, Class A2-D and Class A2-E Certificates);

(ii)   Second, after taking into account the principal amount distributed to the Group 1 Senior Certificates on such Distribution Date, to the Group 1 Senior Certificates, pursuant to the clause A (i) above.

C.  Remaining principal  received or advanced with respect to the Group 1 Mortgage Loans and Group 2 Mortgage Loans will be distributed as follows:

(i)  When the principal balance of the Senior Certificates has been reduced to zero, principal from the Group 1 and Group 2 Mortgage Loans will be distributed sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, to each such class of certificates until the certificate principal balance of each such class has been reduced to zero.

If the Subordinate Class Principal Class Principal Distribution Test is met:

All Certificates will be entitled to receive payments of principal, in the following order of priority:

First to the Senior Certificates (allocated among the Senior Certificates as described immediately above), second sequentially to the Class M-1, Class M-2 and Class M-3 Certificates, third to the Class M-4 Certificates, fourth to the Class M-5 Certificates, fifth to the Class M-6 Certificates, sixth to the Class B-1 Certificates, seventh to the Class B-2 Certificates, eighth to the Class B-3 Certificates and ninth to the Class B-4 Certificates, in each case up to amounts necessary to maintain the credit support for each class at its required level.

Principal allocable to the Class M-1, Class M-2 and Class M-3 Certificates, in the aggregate, will be distributed sequentially, in that order, to each such class of certificates until the Certificate principal balance of each such class has been reduced to zero.

The required levels of credit support are as follows:

	Initial (%)	On or After Stepdown Date (%)
Senior Certificates	19.45	38.90
AA Mezzanine Certificates[1]	11.80	23.60
Class M-4	10.35	20.70
Class M-5	8.85	17.70
Class M-6	7.45	14.90
Class B-1	6.15	12.30
Class B-2	4.95	9.90
Class B-3	3.95	7.90
Class B-4	2.95	5.90
[1] The Class M-1, Class M-2 and Class M-3 Certificates have Initial Credit Support of 16.45%, 13.60% and 11.80%, respectively

Supplemental Interest Trust Distributions

On any Distribution Date and after all distributions made under interest and principal distributions above and to the extent unpaid after distribution of excess cashflow, funds in the Supplemental Interest Trust with respect to the Interest Rate Swap Agreement will be distributed in the following order of priority:

(i)    to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for such distribution date;

(ii)  to the Swap Provider, any Swap Termination Payment, other than a Defaulted Swap Termination Payment, if any, owed to the Swap Provider;

(iii)  to pay any remaining related monthly interest and any unpaid monthly interest amounts on the Class A1 Certificates, and then to pay any remaining related monthly interest and any unpaid monthly interest amounts on the Mezzanine and Subordinate Certificates (except the Class B-4 Certificates), sequentially in numerical order;

(iv)  to pay any principal on the Certificates then entitled to distributions of principal, in accordance with the principal payments provisions described herein, in an amount necessary to maintain the applicable Target Overcollateralization Amount;

(v)  to pay the Mezzanine and Subordinate Certificates (except the Class B-4 Certificates), sequentially, in numerical order any Realized Losses;

(vi)  to pay the Class A1 Certificates, any remaining Carryover;

(vii)  to pay the Mezzanine and Subordinate Certificates (except the Class B-4 Certificates), sequentially, in numerical order any remaining Carryover;

(viii)  to the Swap Provider, any Defaulted Swap Termination Payment, to the extent not already paid; and

(ix)  to the holders of the Class CE-1 Certificates, any remaining amounts.

Stepdown Date

The later to occur of (x) the earlier to occur of (a) the Distribution Date in March 2010 and (b) the Distribution Date on which the aggregate certificate principal balance of the Class A Certificates is reduced to zero, and (y) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to 38.90%.

Senior Enhancement Percentage

On any Distribution Date, is the percentage obtained by dividing (x) the sum of (i) the aggregate certificate principal balance of the Mezzanine and Subordinate Certificates in each case before taking into account principal distributions on such Distribution Date and (ii) the O/C Amount, by (y) the principal balance of the Mortgage Loans as of the last day of the related collection period.

Trigger Event

Is in effect on a Distribution Date if any one of the following conditions exist as of the last day of the immediately preceding collection period:

i.  The “Rolling Six Month 60+ Day Delinquency Percentage” equals or exceeds 41.10% of the Senior Enhancement Percentage; or

ii.  The aggregate amount of realized losses incurred since the Cut-Off Date through the last day of such preceding collection period divided by the initial pool balance exceeds the applicable percentages set forth below with respect to such Distribution Date:

	Distribution Date Occurring	Loss Percentage
	March 2009 – February 2010	1.10%
	March 2010 – February 2011	2.70%
	March 2011 – February 2012	4.35%
	March 2012 – February 2013	5.55%
	March 2013 – February 2014	6.35%
	March 2014 and thereafter	6.55%

60+ Day Delinquent Loan

Each Mortgage Loan with respect to which any portion of a monthly payment is, as of the last day of the prior collection period, two months or more past due, each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy after the Closing Date.

Rolling Six Month 60+ Day Delinquency Percentage

With respect to any Distribution Date, the average of the percentage equivalents of the fractions determined for each of the six immediately preceding collection periods, the numerator of each of which is equal to the aggregate principal balance of Mortgage Loans that are 60+ Day Delinquent Loans as of the end of the day immediately preceding such collection period, and the denominator of which is the aggregate Mortgage Loan balance as of the end of the related collection period.

Swap Schedule

Distribution Date	Notional Schedule(1) ($)	Distribution Date	Notional Schedule(1) ($)
March 25, 2007	371,963,790	May 25, 2009	169,331,552
April 25, 2007	366,851,648	June 25, 2009	165,736,351
May 25, 2007	360,801,616	July 25, 2009	162,338,715
June 25, 2007	353,839,865	August 25, 2009	159,127,414
July 25, 2007	346,010,660	September 25, 2009	156,091,773
August 25, 2007	337,465,179	October 25, 2009	153,506,430
September 25, 2007	328,334,054	November 25, 2009	153,506,430
October 25, 2007	318,797,760	December 25, 2009	153,506,430
November 25, 2007	309,068,100	January 25, 2010	153,506,430
December 25, 2007	299,559,728	February 25, 2010	153,506,430
January 25, 2008	290,388,162	March 25, 2010	152,470,249
February 25, 2008	281,643,468	April 25, 2010	146,912,849
March 25, 2008	273,287,648	May 25, 2010	141,558,992
April 25, 2008	265,308,229	June 25, 2010	136,401,122
May 25, 2008	257,642,999	July 25, 2010	131,411,922
June 25, 2008	250,155,233	August 25, 2010	126,625,727
July 25, 2008	242,695,307	September 25, 2010	122,014,456
August 25, 2008	234,879,278	October 25, 2010	117,467,877
September 25, 2008	226,477,053	November 25, 2010	113,153,344
October 25, 2008	216,471,048	December 25, 2010	108,975,705
November 25, 2008	206,720,495	January 25, 2011	105,013,461
December 25, 2008	197,424,832	February 25, 2011	101,188,948
January 25, 2009	189,400,489	March 25, 2011	97,166,529
February 25, 2009	182,648,132	April 25, 2011	93,642,404
March 25, 2009	177,534,112	May 25, 2011	90,245,949
April 25, 2009	173,142,286	June 25, 2011	0

(1) Assumes a swap strike rate of 5.122%

Rating Agencies

Fitch
Rachel Brach	212-553-0224

Moody’s
Odile Grisard-Boucher	212-553-1382

S&P
Brendan Bliss	212-438-3794

DBRS
Mark Zelmanovich	212-806-3260

Barclays Capital

Syndicate
Craig Leonard	212-412-2663
Brian Dixon	212-412-2663
Roger Tedesco	212-412-2663

Banking
Joseph O’Doherty	212-412-5517
Kwaw deGraft-Johnson	212-412-6773
James Blanco	212-412-6771
Mitchell Garrett	212-412-1141
Grace Cho	212-412-5319

Structuring/Analytics
Roopali Gupta	212-412-5274
Nicole Matuszewski	212-412-1117
Anthony Piperno	212-412-5122
Michele Britton	212-412-7671
Eva Andrijcic	212-412-6766